EXHIBIT 21

SUBSIDIARIES

NAME	JURISDICTION OF INCORPORATION	PERCENTAGE OWNERSHIP

Crypto Sub, Inc.	Nevada	100%

CoinTracking, LLC	Nevada	100%

Malibu Blockchain, LLC	Nevada	100%